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                               FOURTH AMENDMENT
                                    TO THE
                        ZEBRA TECHNOLOGIES CORPORATION
                        PROFIT SHARING AND SAVINGS PLAN


       THIS AMENDMENT made and entered into the ____ day of ____________________, 1995, by and between ZEBRA TECHNOLOGIES CORPORATION (the "Employer") and EDWARD KAPLAN and GERHARD CLESS, as Co-Trustees (the "Trustees").

       WHEREAS, the Employer heretofore adopted the ZEBRA TECHNOLOGIES CORPORATION PROFIT SHARING AND SAVINGS PLAN (the "Plan") originally effective June 1, 1984, the Plan having been last amended and restated effective January 1, 1989; and

       WHEREAS, the Employer desires to amend the Plan; and

       WHEREAS, under the terms of the Plan, the Employer has the right to amend the Plan;

       NOW, THEREFORE, the Employer hereby amends the Plan as follows, effective October 1, 1995:

                                       I.

       Section 3.1 of the Plan is hereby deleted and the following is substituted in lieu thereof:

              "3.1 ELIGIBILITY REQUIREMENTS. An Employee (not currently participating in the Plan) shall participate in the Plan as of the first day of the calendar month coincident with or next following the date he completes one (1) Year of Service."

                                      II.

       Section 5.3 of the Plan is hereby deleted and the following is substituted in lieu thereof:

              "5.3   ADJUSTING THE VALUE OF THE TRUST.  As of each Accounting
Date, the credit balances in the Accounts of all Participants shall be increased or decreased, as the case may be, in the proportion that the net credit to the Account of each such Participant bears to the total net credits to the Accounts of all such Participants so that the aggregate of the net credit balances equals the fair market value of the Trust on that date, reduced by the amount of any Employer

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contributions, voluntary employee contributions and Participant rollover contributions made to the Trust or any amounts transferred from or to a Directed Investment Account since the preceding Accounting Date. All income and expenses accrued shall be taken into consideration by the Trustee.

              For purposes of this adjustment, the net credit to the Account of each Participant shall be the net credit at the preceding Accounting Date increased by one-half (1/2) of the Employer's contributions, voluntary employee contributions and rollover contributions which will be credited to the Participant's Accounts for the accounting period, but before the allocation of earnings or losses for the accounting period, and reduced, but not below zero, by the amount of any distribution from the Trust and by the amount of any transfer from or to a Directed Investment Account (as defined in Section 12.7(g) of the Plan) since the preceding Accounting Date. Contributions which were made during the current accounting period but were credited to the Participant's Accounts as of a preceding Accounting Date shall be disregarded solely for purposes of determining a Participant's net credit hereunder.

              If Participants are permitted to direct the investment of their Accounts, the adjustments provided by this Section shall be made separately with respect to each pooled investment fund."

                                      III.

       Subsection (g) of Section 12.7 of the Plan is hereby deleted and the following is substituted in lieu thereof:

              "Directed Investment Account. The powers granted to the Trustee shall be exercised in the sole fiduciary discretion of the Trustee. However, if Participants are so empowered by the Plan Administrator, each Participant may direct the Trustee to separate and keep separate all or a portion of his entire Account Balance and further each Participant is authorized and empowered, in his sole and absolute discretion, to give directions to the Trustee pursuant to the procedure established by the Plan Administrator and in such form as the Trustee may require concerning the investment of the Participant's Directed Investment Account. The Trustee shall comply as promptly as practicable with directions given by the Participant hereunder. The Trustee may refuse to comply with any direction from the Participant in the event the Trustee, in its sole and absolute discretion, deems such directions improper by virtue of applicable law. The Trustee shall not be responsible or liable for any loss or expense which may result from the Trustee's refusal or failure to comply with any directions from the Participant. Any costs and expenses related to compliance with the Participant's directions shall be borne by the Participant's Directed Investment Account. The Trustee shall inform the Participant that investment in any collectible shall be treated as a distribution from the Plan and, therefore, is prohibited under the terms of the Plan. For purposes of this Section, the term "collectible" means any work of art, rug, antique, metal, gem, stamp, coin, alcoholic beverage,

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or any other tangible personal property which might be designated a collectible under the Code or Treasury Regulations.

              The Trustee shall exercise the above investment authority solely in the interest of and for the exclusive benefit of Plan Participants and their Beneficiaries, with the care, skill, prudence and diligence that a prudent man acting in a like capacity and familiar with such matters would use in exercising such authority."

                                      IV.

       The following new Section 14.6 is hereby added to the Plan:

              "14.6 RIGHT TO DIRECT INVESTMENT OF ACCOUNT BALANCE. Each Participant shall have the right to direct the Trustee with respect to the investment or reinvestment of all or part of his Accounts subject to the restrictions contained in Section 12.7(h) of the Plan and any other restrictions deemed advisable for administrative reasons by the Plan Administrator. Such request shall be in writing and addressed to the Plan Administrator. The direction shall be effective thirty (30) days after receipt by the Trustee, but may be effected earlier, if administratively feasible. If the Plan Administrator does not consent to such direction, he shall so indicate by specifying his reasons therefore in writing within thirty (30) days of receipt. The Plan Administrator shall exercise such discretion if it is determined that such investment would probably be classified as a prohibited transaction under Code Section 4975, a collectible as defined in Section 12.7(h) of the Plan or could otherwise jeopardize the tax-qualified status of the Plan. The Plan shall maintain, from time to time, a list of directed investments, which shall be open to inspection by all Participants in order to afford all Participants a like opportunity to similarly direct investment of their Account. Such list shall not disclose the amounts of the directed investments or the names of the Participants who have so directed.

              If a Participant does direct the investment of his Accounts, such Accounts shall be credited or charged with the earnings or losses and increases or decreases in the fair market value attributable thereto; and to this extent, shall not share in the general adjustment of Accounts as provided in Section 5.3 of the Plan.

              The Trustee and Plan Administrator shall be fully protected and indemnified, and shall not be liable for any loss or decrease in value of a Participant's Accounts resulting from investments attributable to his direction.

                                       V.

       Except as hereinbefore amended, the Plan shall continue in full force and effect in accordance with its terms.

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       IN WITNESS WHEREOF, this FOURTH AMENDMENT has been executed by the
Employer and Trustees to signify their acceptance of the terms hereof as of the date first written above.


                                             EMPLOYER:

ATTEST:                                      ZEBRA TECHNOLOGIES CORPORATION


By:                                          By:
   ------------------------------------      ----------------------------------
       Its Secretary                                  Its President


                                             TRUSTEES:


                                             ----------------------------------
                                             EDWARD KAPLAN


                                             ----------------------------------
                                             GERHARD CLESS


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